Exhibit 99.1

FIELDSTONE INVESTMENT CORPORATION

FOR IMMEDIATE RELEASE:

CONTACT:	11000 BROKEN LAND PARKWAY, SUITE 600
INVESTOR RELATIONS	COLUMBIA, MARYLAND 21044
TEL: 410-772-5160
TOLL-FREE: 866-438-1088
INVESTORS@FIELDSTONEINVESTMENT.COM

FIELDSTONE INVESTMENT CORPORATION

ANNOUNCES 2006 DIVIDEND GUIDANCE

COLUMBIA, MARYLAND, February 16, 2006 – Fieldstone Investment Corporation (Nasdaq: FICC) today announced that it expects to declare dividends of between $1.84 and $2.04 per share in 2006. Fieldstone’s dividend guidance for 2006 is based on management’s view of the earnings it will receive from its portfolio of mortgage loans held for investment and continued opportunity for Fieldstone to originate non-conforming mortgage loans with appropriate risk-adjusted returns. The expected dividends are based on management’s current estimates of Fieldstone’s 2006 REIT taxable income and an estimate of $0.33 per share attributable to REIT taxable income from 2005 that was not distributed in 2005 and needs to be distributed in 2006. Fieldstone’s REIT taxable income may differ materially from its reported net income due primarily to differing rules between GAAP and tax accounting for the timing of recognition of credit losses, origination expenses, equity based compensation and hedge positions.

Fieldstone’s dividend guidance for 2006 is based on management’s current estimates and assumptions for the year 2006, including a portfolio leverage (portfolio debt to equity) of 13 to 1 for 2006 and the following (shown below compared to actual data for the years 2004 and 2005)(1):

	Actual		Estimate
	Year 2004	Year 2005*	Year 2006
Non-conforming mortgage loan originations	$6.19 billion	$5.94 billion	$5.0 billion to $6.20 billion
Investment portfolio principal balance at year end	$4.7 billion	$5.5 billion	$6.0 billion
Weighted average diluted common shares outstanding(2)	48.4 million	48.5 million	48.5 million
Average spread of new loans to 2 year swap	4.10%	3.08%	3.00% to 3.25%

*Unaudited

(1)  In addition to these factors, there are a number of other factors that will affect actual results, including, among others, foreclosure rates and loss severity rates and prepayment rates. If these factors differ from management’s estimates, Fieldstone’s 2006 dividends could be significantly affected. For a more in-depth discussion of management’s estimates and assumptions, see the discussion of Fieldstone’s Critical Accounting Policies contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004; see also “Information regarding forward-looking statements” discussed below.

(2) The execution in 2006 of Fieldstone’s previously announced share repurchase of up to $40 million of common stock has not been included in the calculation of the shares outstanding in 2006.

“Fieldstone’s 2006 dividend guidance shows the advantages of our REIT business model, which combines an investment portfolio in a REIT with an origination business in a taxable REIT subsidiary. Fieldstone’s expected 2006 REIT taxable income will be generated in large part from the portfolio of loans in which we invested in 2003, 2004 and 2005. Fieldstone intends to continue to build its market share in 2006 of residential originations in what is expected to be a challenging year for the entire industry; however, our level of originations may decline in the smaller over-all market as we maintain our origination quality and price disciplines. We expect strong performance from our investment portfolio in 2006 despite the expected contraction of the over-all origination market,” stated Michael J. Sonnenfeld, Fieldstone’s President and Chief Executive Officer.

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Expected Schedule of Dividends for 2006

Fieldstone also announced its expected schedule for 2006 dividend declarations and payments; actual declarations, record and payment dates will be established from time to time by the Board of Directors. The 2006 schedule of record dates for dividends has been changed from Fieldstone’s 2005 schedule of record dates for dividends in order to have one dividend record date in each quarter in 2006. The payment date schedule in 2006 is similar to the payment date schedule in 2005.

Quarter	Declaration Date	Ex-dividend Date	Record Date	Pay Date
1Q ‘06	3/17/06	3/29/06	3/31/06	4/28/06
2Q ‘06	6/16/06	6/28/06	6/30/06	7/31/06
3Q ‘06	9/15/06	9/27/06	9/29/06	10/27/06
4Q ‘06	12/15/06	12/27/06	12/29/06	1/18/07

Tax Information for 2005 Dividends

In 2005, Fieldstone declared four regular quarterly dividends and a special dividend in December, for a total dividend distribution of $2.03 per share in 2005. The entire $2.03 per share of dividends constitute calendar 2005 income for  shareholders, including the fourth quarter 2005 dividend and special dividend, which were paid on January 18, 2006 to shareholders of record on December 30, 2005. Each of these dividends should be treated as ordinary income. No portion of Fieldstone’s dividends for 2005 represents “qualifying dividends” eligible for the capital gains tax rate.

Fieldstone expects that a portion of its 2005 dividends will be considered excess inclusion income. Tax exempt entities that receive these dividends may be subject to income tax on the portion of Fieldstone’s dividends that constitute excess inclusion income as unrelated business taxable income. Fieldstone will announce this information for 2005 when it is available. In addition, foreign shareholders will be subject to U.S. federal income tax withholding at a rate of 30% on such amounts allocable to them.  Previously, Fieldstone determined that approximately 68% of its 2004 dividends constituted “excess inclusion income.”  The 2005 “excess inclusion income” may be materially higher or lower than 2004 “excess inclusion income.”

About Fieldstone

Fieldstone Investment Corporation, a real estate investment trust for federal income tax purposes, owns and manages a portfolio of non-conforming mortgage loans originated primarily by its mortgage origination subsidiary, Fieldstone Mortgage Company. Founded in 1995, Fieldstone Mortgage Company is a nationwide residential mortgage banking company that originates non-conforming and conforming residential mortgage loans through over 4,700 independent mortgage brokers serviced by regional wholesale operations centers and a network of retail branch offices located throughout the country. Fieldstone is headquartered in Columbia, Maryland.

Information Regarding Forward-Looking Statements

There can be no assurance that Fieldstone’s actual REIT taxable income or other financial condition or results of operations for the year ending December 31, 2006 will be as anticipated above. Actual results may be materially higher or lower than the guidance provided above. In addition, the declaration and payment of dividends is subject to review and approval from time to time by Fieldstone’s Board of Directors and there can be no assurance that the Board of Directors will not modify Fieldstone’s dividend payments or expectations. Further, Fieldstone’s REIT taxable income may differ materially from its reported net income due primarily to differing rules between GAAP and tax accounting for the timing of recognition of credit losses, origination expenses, equity based compensation and hedge positions.

Certain matters discussed in this press release may constitute “forward-looking statements” within the meaning of the federal securities laws and, if so, are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results and the timing of certain events may differ materially from those indicated by such forward-looking statements due to a variety of risks and uncertainties, many of which are beyond Fieldstone’s ability to control or predict, including but not limited to (i) Fieldstone’s ability to successfully implement or change aspects of its portfolio strategy; (ii) interest rate volatility and the level of interest rates generally; (iii) loan origination volumes and levels of origination costs; (iv) continued availability of credit facilities for the origination of mortgage loans; (v) the ability to sell or securitize mortgage loans; (vi) deterioration in the credit quality of Fieldstone’s loan portfolio; (vii) the nature and amount of competition; (viii) the impact of changes to the fair value of our interest rate swaps on our net income, which will vary based upon changes in interest rates and could cause net income to vary significantly from quarter to quarter; (ix) Fieldstone’s ability to fully and timely execute its stock repurchase program on favorable terms; and (x) other risks and uncertainties outlined in Fieldstone Investment Corporation’s periodic reports filed with the Securities and Exchange Commission from time to time. These statements are made as of the date of this press release, and Fieldstone undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.